VNUS Medical Technologies Reports Third-Quarter 2007 Results:
                           47% growth in Net Revenues

              $17.5 Million Net Revenues, $0.14 Net Loss Per Share

    SAN JOSE, Calif., Oct. 29 /PRNewswire-FirstCall/ -- VNUS(R) Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous and peripheral vascular disease, today announced its financial results for the third quarter ended September 30, 2007.

    Net revenues for the third quarter were $17.5 million, after recognizing approximately $50,000 in revenue related to RF generator sales previously deferred. This compares with $11.9 million for the third quarter of 2006 and with $17.2 million for the second quarter of 2007, which included approximately $500,000 in revenue related to RF generator sales previously deferred. The increase in net revenues from the third quarter of 2006 was due to increased disposable catheter and device sales, and increased international sales. The increase from the second quarter of this year was due to increased disposable catheter and device sales, partially offset by lower RF generator revenues. Patent litigation expenses in the third quarter were higher than projected, reaching $2.8 million. Third-quarter net loss was $2.2 million, compared with a net loss of $2.5 million for the third quarter of 2006 and with a net loss of $2.3 million for the second quarter of 2007. Net loss per share for the third quarter was $0.14, compared with net loss per share of $0.17 for the third quarter of 2006 and with a net loss per share of $0.15 for the second quarter of 2007.

    VNUS' balance sheet at September 30, 2007 included cash, cash equivalents and short-term investments of $63.9 million, approximately $382,000 less than the end of the second quarter of 2007.

    "The demand for our new ClosureFAST(TM) catheter continues to exceed our expectations, with unit sales of our disposable catheters and devices increasing by 51% from last year," said VNUS President and Chief Executive Officer Brian E. Farley. "In addition, we have seen higher catheter utilization rates from our physicians as their patients enjoy the quick recovery and as the doctors experience the tangible benefits of the speed and performance of our ClosureFAST catheter. This has translated not only into faster revenue growth but better operating performance since we would have been profitable in the quarter except for patent litigation expense."

    VNUS also announced today its business outlook for the fourth-quarter and full-year 2007.

    Business Outlook

    VNUS currently estimates that fourth-quarter 2007 net revenues will range from approximately $18.0 million to $18.5 million. Gross margin is expected to range from 62% to 63%. Fourth-quarter operating expenses are expected to range from $13.4 million to $13.8 million. Fourth-quarter net loss is estimated to range from approximately $1.0 million to $1.5 million, or a loss of $0.06 to $0.10 per share. The number of weighted average shares outstanding used to calculate estimated loss per share for the fourth quarter is currently expected to range from approximately 15.5 million to 15.6 million.

    VNUS estimates that full-year 2007 net revenues will range from approximately $68.3 million to $68.8 million; gross margin is expected to range from 61% to 62%; operating expenses are expected to range from $54.0 million to $55.0 million, including patent litigation expenses of $5.7 million to $5.9 million. Full-year 2007 net loss is expected to range from approximately $7.5 million to $8.0 million, or a loss of $0.48 to $0.52 per share. This outlook assumes approximately 15.4 million to 15.6 million weighted average shares outstanding for the full year.

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    Today's Teleconference

    VNUS plans to host its regular quarterly teleconference today at 5:30 a.m. PT / 8:30 a.m. ET. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 7307148.

    About VNUS Medical Technologies, Inc.

    VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure(R) system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at http://www.vnus.com.

    Forward-Looking Statements

    In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "assumes," "expects" and "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue, gross margin, operating expense and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market and regulatory conditions; our ability to manufacture sufficient quantities of the ClosureFAST catheter; continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

    Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 30, 2007 and its Quarterly Report on Form 10-Q filed with the SEC on August 9, 2007. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at http://www.vnus.com.

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                         VNUS MEDICAL TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                              September 30,      December 31,
                                                  2007               2006

    ASSETS
    Current assets:
       Cash and cash equivalents                $40,731            $38,917
       Short-term investments                    23,258             28,996
       Accounts receivable, net                  10,652              8,246
       Inventories                                5,160              2,798
       Prepaid expenses and other current
        assets                                      935              1,443
         Total current assets                    80,736             80,400
    Property and equipment, net                   4,716              4,651
    Other assets                                    130                782
         Total assets                           $85,582            $85,833

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
       Accounts payable                          $3,246             $1,340
       Accrued compensation and benefits          4,401              2,708
       Other accrued liabilities                  2,882              2,979
       Deferred revenue                           1,303              2,514
         Total current liabilities               11,832              9,541
    Other long term liabilities                   1,963              1,544
         Total liabilities                       13,795             11,085
    Commitments and Contingencies
    Stockholders' equity:
       Common stock                                  15                 15
       Additional paid-in capital               121,222            117,964
       Deferred stock-based compensation            (43)              (144)
       Accumulated other comprehensive
        income (loss)                                34                 (5)
       Accumulated deficit                      (49,441)           (43,082)
         Total stockholders' equity              71,787             74,748
         Total liabilities and
          stockholders' equity                  $85,582            $85,833

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                         VNUS MEDICAL TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                         Three Months Ended  Nine Months Ended
                                             September 30,     September 30,
                                             2007     2006     2007     2006

    Net revenues                           $17,495  $11,919  $50,333  $38,359
    Cost of revenues                         6,741    4,345   18,665   12,524
    Gross profit                            10,754    7,574   31,668   25,835
    Operating Expenses
      Sales and marketing                    5,460    5,279   18,435   16,614
      Research and development               2,258    1,871    7,168    5,155
      General and administrative             6,128    3,861   15,029   11,873
        Total operating expenses            13,846   11,011   40,632   33,642
    Loss from operations                    (3,092)  (3,437)  (8,964)  (7,807)
    Interest and other income                  945      926    2,569    2,498
    Loss before provision for taxes         (2,147)  (2,511)  (6,395)  (5,309)
    Provision for income taxes                  19       13       37       13
    Loss before cumulative effect of
     change in accounting principle         (2,166)  (2,524)  (6,432)  (5,322)
      Cumulative effect of change in
       accounting principle                    -        -        -         73
    Net loss after cumulative effect of
     change in accounting principle        $(2,166) $(2,524) $(6,432) $(5,249)

    Basic and diluted net loss per share
      Loss per share before cumulative
       effect of change in accounting
       principle                            $(0.14)  $(0.17)  $(0.42)  $(0.35)
      Cumulative effect of change in
       accounting principle, net of tax        -        -        -        -
      Basic and diluted net loss per share  $(0.14)  $(0.17)  $(0.42)  $(0.35)

    Basic and diluted weighted average
     number of shares                       15,466   15,064   15,364   15,014